Exhibit 3.2

ANGION BIOMEDICA CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Angion Biomedica Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.             The name of this corporation is Angion Biomedica Corp. and that this corporation was originally incorporated pursuant to the General Corporation Law on April 6, 1998, under the name Angion Biomedica Corp.

2.             The Board of Directors of this corporation duly adopted resolutions proposing to further amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.             Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.  This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.             This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st of February, 2021.

By:	/s/ Jay Venkatesan
Jay Venkatesan
President and Chief Executive Officer

Exhibit A

ANGION BIOMEDICA CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I:  NAME.

The name of this corporation is Angion Biomedica Corp. (the “Corporation”)

ARTICLE II:  REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III:  PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV:  AUTHORIZED SHARES.

A.                                    Classes of Stock.

1.             Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 1.0 share of Common Stock (as defined below) issued and outstanding shall be reclassified as 1.55583 shares of Common Stock and each 1.0 share of Preferred Stock issued and outstanding shall be reclassified as 1.55583 share of Preferred Stock (the “Forward Stock Split”).

2.             Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Forward Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Forward Stock Split.

3.             No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Forward Stock Split. If the Forward Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors). All applicable share, per share and dollar references in this Amended and Restated Certificate of Incorporation requiring adjustment for the Forward Stock Split have been adjusted herein.

4.             The total number of shares of all classes which the Corporation is authorized to issue is 48,230,636, consisting of 46,674,809 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”) and 1,555,827 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”).

B.                                    Rights, Preferences and Restrictions of Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by this Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”).  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation.  Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series (but not below the number of shares of such series then outstanding).

C.                                    COMMON STOCK

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock.

2.             Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

3.             Liquidation Rights.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

4.             Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.  There shall be no cumulative voting.

ARTICLE V: SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1.              Designation; Number of Shares. The shares of such series shall be classified and designated as Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 62,233.  That number may from time to time be increased or decreased (but not below the number of Shares then outstanding) by the Board of Directors in accordance with this Certificate of Incorporation and applicable law.  The Series C Preferred Stock shall be issued in certificated form..

Section 2.              Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Applicable Dividend Rate” shall equal twelve percent per annum (12.00%) unless the Corporation fails to redeem any outstanding Shares in full on the Series C Redemption Date, in which case the Applicable Dividend Rate shall increase to fifteen percent (15%) per annum or the maximum rate permitted by applicable law until the Shares have been fully redeemed.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

“Cap Price” means $11.56941 per share of Conversion Shares (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like).

“Change in Control” means (i) a transaction or series of related transactions (other than a merger or consolidation) in which a person, or a group of related persons, acquires from stockholders of the Corporation shares representing more than 50% of the outstanding voting power of the Corporation; (ii) a merger or consolidation in (x) which the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except (1) any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) a merger effected exclusively to change the domicile of the Corporation; or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; provided, that a Change in Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes (including, but not limited to, a Qualified Financing) in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof occurs.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Price” means:

(i)    with respect to a conversion pursuant to Sections 8.1 or 8.2 below, the lesser of (a) the Cap Price or (b) eighty percent (80%) of the lowest price per share of the securities sold by the Corporation in the Qualified Financing or Non-Qualified Financing, as applicable;

(ii)   with respect to a conversion pursuant to Sections 8.3 or 8.4, in the case of a Qualified Public Company Event or Non-Qualified Public Company Event that is an IPO, the lesser of (a) the Cap Price or (b) eighty percent (80%) of the lowest price per share of the securities sold by the Corporation in the IPO;

(iii)  with respect to a conversion pursuant to Sections 8.3 or 8.4, in the case of a Qualified Public Company Event or Non-Qualified Public Company Event that is not an IPO, the lesser of (a) the Cap Price or (b) eighty percent (80%) of the opening price on the applicable stock exchange;

(iv)  with respect to a conversion pursuant to Section 8.5, the lesser of (a) the Cap Price or (b) eighty percent (80%) of the fair market value of the Conversion Shares, as determined in good faith by the Corporation’s Board of Directors in its reasonable discretion; and

(v)   with respect to a conversion pursuant to Section 8.6 below, the lesser of (a) the Cap Price or (b) eighty percent (80%) of the fair market value of the Conversion Shares, as determined in good faith by the Corporation’s Board of Directors in its reasonable discretion, subject to the following requirements: (1) if the successor or surviving entity (or any parent thereof) is a publicly traded issuer, the value of any stock received in the applicable Change in Control, will be determined by a volume-weighted average price per share on the applicable stock exchange for the twenty (20) days prior to the closing of the Change in Control; and (2) the value of any other non-cash consideration will be determined in accordance with the agreement governing such Change in Control.

“Conversion Ratio” shall have the meaning set forth in Section 8.1.

“Conversion Shares” shall, for purposes of determining the type of equity securities issuable upon conversion of the Series C Preferred Stock, mean:

(i)    if the Series C Preferred Stock are converted to equity pursuant to Section 8.1 below, the securities issued in the Qualified Financing;

(ii)   if the Series C Preferred Stock are converted to equity pursuant to Section 8.2 below, the securities issued in the Non-Qualified Financing; and

(iii) if the Series C Preferred Stock are converted to equity pursuant to Sections 8.3, 8.4, 8.5, and 8.6 below, shares of Common Stock of the Corporation (or any successor).

“Corporation” has the meaning set forth in the Preamble.

“Event of Default” shall mean the occurrence of any of the following events:

(i)    The Corporation shall fail to pay (i) when due the Series C Original Issuance Price or any accrued and unpaid dividends on the due date or (ii) any other payment required under the terms of this Certificate of Incorporation on the date due and such payment shall not have been made within five (5) days of the Corporation’s receipt of the Holder’s written notice to the Corporation of such failure to pay;

(ii)   The Corporation shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(iii)  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Corporation or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Corporation or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

(iv)  Any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Corporation (or the payment of which is guaranteed by the Corporation), whether such indebtedness or guarantee now exists, or is created after the date hereof, if the Corporation has failed to cure such default within thirty (30) days after the receipt of written notice of the default.

(v)   The Corporation fails or neglects to perform, keep or observe any other term, provision, covenant or agreement contained in the Subscription Agreement and as to any such default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after the occurrence of such default.

“Holder,” “Holder of Series C Preferred Stock,” or similar terms, when the context refers to a Holder or a Holder of Series C Preferred Stock, will mean any Person who at the time in question is the registered Holder of Series C Preferred Stock.

“IPO” shall mean an underwritten initial public offering of the Corporation’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as ranking junior to the Series C Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 5.1.

“Liquidation Preference” means, with respect to any Share on any given date, the sum of (i) the Liquidation Value and (ii) the amount of any accrued but unpaid dividends thereon, if any, whether or not declared, to and including such date.

“Liquidation Value” means, with respect to any Share on any given date, the Series C Original Issue Price.

“Non-Qualified Financing” shall mean the closing of the sale by the Corporation of its preferred stock (or, in connection with or following a Public Company Event, the sale by the Corporation or any successor of its common stock) in an equity financing transaction in one or more closings with gross proceeds of less than $75,000,000 (including the conversion of any indebtedness).

“Non-Qualified Public Company Event” shall mean any transaction pursuant to which the Corporation’s Common Stock becomes registered under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange or the Nasdaq Stock Market and in which either (i) the Corporation, in the case of an IPO, receives gross proceeds to the Corporation of less than $75,000,000 (including the conversion of any indebtedness and excluding underwriting discount and commissions) or (ii) the resulting market capitalization of the Common Stock of the Corporation is less than $150,000,000.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Corporation to the Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Certificate of Incorporation, including, all dividends, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Corporation hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Original Issuance Date” means January 14, 2020.

“Parity Securities” means any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series C Preferred Stock.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a governmental authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualified Financing” shall mean the closing of the sale by the Corporation of its preferred stock (or, in connection with or following a Public Company Event, the sale by the Corporation or any successor of its common stock) in an equity financing transaction in one or more closings with gross proceeds of at least $75,000,000 (including the conversion of any indebtedness).

“Qualified Public Company Event” shall mean any transaction pursuant to which the Corporation’s Common Stock becomes registered under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange or the Nasdaq Stock Market and in which either (i) the Corporation, in the case of an IPO, receives gross proceeds to the Corporation of at least $75,000,000 (including the conversion of any indebtedness and excluding underwriting discount and commissions) or (ii) the resulting market capitalization of the Common Stock of the Corporation is at least $150,000,000.

“Requisite Holders” shall mean the Holders of the Series C Preferred Stock issued pursuant to the Subscription Agreement representing a majority of the Series C Preferred Stock then outstanding.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means any class of securities hereafter authorized that is specifically designated as ranking senior to the Series C Preferred Stock.

“Series C Liquidation Preference Amount” has the meaning set forth in Section 5.1.

“Series C Original Issue Price” means $642.745 per Share.

“Series C Redemption Date” shall mean the date specified for redemption as forth in Section 7.1.

“Series C Redemption Price” shall mean the Series C Original Issue Price plus all accrued and unpaid dividends thereon.

“Share” means a share of Series C Preferred Stock.

“Subsidiary” or “subsidiary” means, with respect to any Person:  (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

Section 3.              Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of Series C Preferred Stock shall rank (i) pari passu with all Parity Securities, (ii) senior to all Junior Securities and (iii) junior to all Senior Securities.

Section 4.              Dividends.

4.1          Accrual and Payment of Dividends. From and after the issuance date of any Shares, cumulative dividends on Shares shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, in arrears at a per annum rate equal to the Applicable Dividend Rate on the Liquidation Preference.  The dividends on the Series C Preferred Stock shall accrue from the issuance date thereof. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series C Preferred Stock in accordance with the provisions of Section 5, or Section 7. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to declare or pay any dividend or distribution payable on Junior Securities in shares of Junior Securities.

Dividends payable on the Series C Preferred Stock shall be computed on the basis of a 360-day based upon the number of days elapsed.

Section 5.              Liquidation.

5.1          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the Holders of Shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, with respect to each Share of Series C Preferred Stock, an amount equal to the Liquidation Preference (the “Series C Liquidation Preference Amount”). The Series C Liquidation Preference Amount shall be paid to the Holders of Series C Preferred Stock in cash and the Holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any Liquidation Event other than what is expressly provided for in this Section 5.

5.2          Insufficient Assets. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of the Shares of Series C Preferred Stock the full Series C Liquidation Preference Amount and the holders of any Parity Securities the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (a) the Holders of the Shares and any Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event if all amounts payable on or with respect to such Shares and Parity Securities were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3          Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series C Preferred Stock and all other amounts payable upon a Liquidation Event have been paid in full to all holders of any Parity Stock, the holders of Common Stock and any other Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

5.4          Change of Control a Liquidation Event; Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, a Change in Control shall be deemed a Liquidation Event, but the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation otherwise than pursuant to a Change in Control shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other Person into or with the Corporation be deemed to be a Liquidation Event otherwise than in connection with a Change in Control.

Section 6.              Voting Rights.

6.1          Voting Generally. The Holders of Series C Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law.

6.2          Amendment of Series C Preferred Stock; Dividends; Material Acquisitions; Mergers and Consolidations.  So long as any Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by this Amended and Restated, the vote or consent of the Requisite Holders, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise any of the following activities:

(i)            amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

(ii)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to or pari passu with the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to or pari passu with the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; provided, however, the issuance of any series of preferred stock into which the Series C Preferred Stock is automatically convertible shall not be subject to this paragraph; or

(iii)          (A) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference, or privilege or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege.

Section 7.              Redemption by the Corporation.

7.1          Unless earlier converted in accordance with the terms of this Certificate of Incorporation, the Series C Preferred Stock shall be redeemed on the earlier to occur of (i) the first anniversary of the Original Issuance Date, (ii) the date of a Change in Control, (iii) the date of the occurrence of an event specified in clauses (ii) or (iii) of the definition of Event of Default or (iv) the date that the Requisite Holders provide notice of redemption following the occurrence of an event specified in clauses (i), (iv) or (v) of the definition of Event of Default, for a price equal to the Series C Redemption Price (the date of redemption being referred to as the “Series C Redemption Date”.  In exchange for the surrender to the Corporation by the respective Holders of Shares of Series C Preferred Stock of their certificate or certificates representing such Shares (to the extent that such Shares are certificated) in accordance with Section 7.4 below, the aggregate Series C Redemption Price for all Shares held by each Holder of Shares shall be payable in cash in immediately available funds to the respective Holders of the Series C Preferred Stock on the applicable Series C Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series C Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

7.2          Except for the foregoing, the Series C Preferred Stock shall not be earlier redeemable by the Corporation or the Holders of the Series C Preferred Stock.

7.3          If on any Series C Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series C Redemption Price for the total number of Shares elected to be redeemed pursuant to Section 7.1, the Corporation shall (i) redeem out of all such assets legally available therefor on the applicable Series C Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the Holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such Holder on the applicable Series C Redemption Date and (ii) following the applicable Series C Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series C Redemption Price.

7.4          To the extent that such Shares are certificated, on or before the Series C Redemption Date, each Holder of Shares shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated by the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated by the Corporation. To the extent that such Shares are certificated, each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series C Redemption Price by certified check or wire transfer to the holder of record of such certificate.

7.5          If on the applicable Series C Redemption Date, the Series C Redemption Price is paid (or tendered for payment), then on such date all rights of the Holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

Section 8.              Conversion.  Each Holder of Shares of Series C Preferred Stock shall have conversion rights as follows:

8.1          Mandatory Conversion Upon Closing of Qualified Financing.  Unless earlier redeemed or converted pursuant to the terms hereof, the Shares and all accrued and unpaid dividends thereon, shall be automatically converted into Conversion Shares upon the closing of a Qualified Financing.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on the Shares, by (ii) the Conversion Price on the date of the closing of a Qualified Financing.  The issuance of Conversion Shares pursuant to the conversion of the Shares shall be upon and subject to the same terms and conditions applicable to the securities sold in the Qualified Financing.

8.2          Voluntary Conversion Upon Closing of Non-Qualified Financing.  Unless earlier redeemed or converted pursuant to the terms hereof, the Shares and all accrued and unpaid dividends thereon, or any portion thereof, at the election of the Holder, upon delivery of written notice to the Corporation within five (5) days prior to the closing of a Non-Qualified Financing, may be converted into Conversion Shares upon the closing of such Non-Qualified Financing.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder which such Holder has designated for conversion and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on such Shares, by (ii) the applicable Conversion Price applicable to such Shares in effect on the date the certificate is surrendered for conversion.  At least ten (10) days prior to the closing of the Non-Qualified Financing, the Corporation shall deliver notice to the Holder of each Share at the address last shown on the records of the Corporation for such Holder or given by such Holder to the Corporation for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of such Holder is located), notifying such Holder of the terms of the Non-Qualified Financing and offering the Holder an opportunity to convert in accordance with the terms hereof.  The issuance of Conversion Shares pursuant to the conversion of the Shares shall be upon and subject to the same terms and conditions applicable to the securities sold in the Non-Qualified Financing.

8.3          Mandatory Conversion Upon Qualified Public Company Event.  Unless earlier redeemed or converted pursuant to the terms hereof, the Shares and all accrued and unpaid dividends thereon shall be automatically converted into Conversion Shares upon the closing of such Qualified Public Company Event.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on the Shares, by (ii) the Conversion Price applicable to such Shares on the date of the closing of such Qualified Public Company Event.

8.4          Voluntary Conversion Upon Closing of Non-Qualified Public Company Event.  Unless earlier redeemed converted pursuant to the terms hereof, the Shares and all accrued and unpaid dividends thereon, at the election of the Holder, upon delivery of written notice to the Corporation within five (5) days prior to the closing of a Non-Qualified Public Company Event, may be converted in whole or in part into Conversion Shares upon the closing of such Non-Qualified Public Company Event.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder which such Holder has designated for conversion and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on such Shares, by (ii) the Conversion Price applicable to such Shares in effect on the date the certificate is surrendered for conversion.  At least ten (10) days prior to the closing of the Non-Qualified Public Company Event, the Corporation shall deliver notice to the Holder of each Share at the address last shown on the records of the Corporation for such Holder or given by such Holder to the Corporation for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of such Holder is located), notifying such Holder of the terms of the Non-Qualified Public Company Event and offering the Holder an opportunity to convert in accordance with the terms hereof.

8.5          Voluntary Conversion at Maturity.  Unless earlier redeemed or converted pursuant to the terms hereof, if a Qualified Financing or Qualified Public Company Event has not occurred prior to the first anniversary of the Original Issuance Date, at the election of the Holder, upon delivery of written notice to the Corporation, the Shares and all accrued and unpaid dividends thereon, may be converted in whole or in part into Conversion Shares.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder which such Holder has designated for conversion and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on such Shares, by (ii) the Conversion Price applicable to such Shares in effect on the date the certificate is surrendered for conversion.

8.6          Voluntary Conversion Upon Change in Control.  Unless earlier redeemed or converted pursuant to the terms hereof, the Shares and all accrued and unpaid dividends thereon, at the election of the Holder, upon delivery of written notice to the Corporation within five (5) days prior to the closing of a Change in Control may be paid in cash or converted into Conversion Shares immediately prior to the consummation of such Change in Control.  The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the product of (A) the number of Shares held by such Holder which such Holder has designated for conversion and (B) the Series C Original Issuance Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus the amount of any accrued but unpaid dividends on such Shares, by (ii) the Conversion Price applicable to such Shares in effect on the date the certificate is surrendered for conversion.

8.7          Mechanics of Conversion.  Before any Holder of Series C Preferred Stock shall be entitled to convert such Series C Preferred Stock into Conversation Shares, the Holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Conversion Shares are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series C Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of Conversion Shares to which such Holder shall be entitled as aforesaid, and a certificate for the remaining number of Shares if less than all of such Series C Preferred Stock evidenced by the certificates were surrendered.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the Person or Persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Conversion Shares as of such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any Holder tendering such Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any Persons entitled to receive Conversion Shares upon conversion of such Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities.

8.8          Conversion Price Adjustments of Series C Preferred Stock for Splits and Combinations.  If the Corporation at any time after the date of issue of the Series C Preferred Stock (a) declares a dividend or makes a distribution on Conversion Shares payable in Conversion Shares, (b) subdivides or splits the outstanding Conversion Shares, (c) combines or reclassifies the outstanding Conversion Shares into a smaller number of shares, (d) issues any shares of its capital stock in a reclassification of Conversion Shares (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (e) consolidates with, merges with or into or is converted into any other Person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be adjusted so that the conversion of the Series C Preferred Stock after such time shall entitle the Holder to receive the aggregate number of Conversion Shares or other securities of the Corporation (or shares of any security into which such Conversion Shares have been combined, consolidated, merged, converted or reclassified pursuant to this Sections 8 which, if the Series C Preferred Stock had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, conversion or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.

8.9          Other Distributions.  In the event the Corporation shall declare a distribution in respect of the Conversion Shares (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 8.8) payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 8.8, then, in each such case for the purpose of this Section 8.9, the Holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the Holders of the number of Conversion Shares of the Corporation into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the Holders of Conversion Shares of the Corporation entitled to receive such distribution.

8.10        Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Conversion Shares (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 8.8) provision shall be made so that the Holders of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a Holder of Conversion Shares deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the Holders of such Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 8 (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

8.11        No Fractional Shares and Certificate as to Adjustments.

(a)           No fractional shares shall be issued upon the conversion of any Share, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the Holder is at the time converting into Conversion Shares and the number of Conversion Shares issuable upon such aggregate conversion.  If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the Holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(b)           Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series C Preferred Stock pursuant to this Section 8, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any Holder of Series C Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series C Preferred Stock at the time in effect and (C) the number of Conversion Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.

8.12        Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8.13        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Conversion Shares, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of Conversion Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued Conversion Shares shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as shall be available to the Holder of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Conversion Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

Section 9.              Reissuance of Series C Preferred Stock. Any Shares redeemed or otherwise acquired by the Corporation or Shares not issued prior to the Series C Redemption Date shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 10.            Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) when sent by email provided recipient confirms receipt; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

ARTICLE VII:  BYLAW PROVISIONS.

A.                                    AMENDMENT OF BYLAWS.  Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B.                                    NUMBER OF DIRECTORS.  Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

C.                                    BALLOT.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.                                    MEETINGS AND BOOKS.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII:  DIRECTOR LIABILITY.

A.                                    LIMITATION.  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.                                    INDEMNIFICATION.  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.                                    MODIFICATION.  Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX:  CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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